Exhibit 99.1

              Hecla Reports First Quarter 2005 Results;
          On Track to Achieve Full Year Production Targets;
                  For The Period Ended March 31, 2005

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 4, 2005--Hecla Mining Company (NYSE:HL) today reported a net loss of $3.3 million for the first quarter of 2005, compared to net income of $6.2 million for the first quarter of 2004. This loss is a result of more exploration, lower ore grades at the gold operations, the ongoing strike at the San Sebastian mill, and the construction of the underground exploration ramp that will provide access to the Hollister Development Block deposit. The company is investing more in exploration and pre-development for substantial and sustainable long-term growth of its reserves and resources and silver and gold production. This strategic move impacts Hecla's income, as anticipated, during this period of emphasis on exploration. Hecla's balance sheet remains healthy, with cash available to complete all currently planned capital and exploration projects.
    Lower gold ore grades led to decreased production and increased costs at Hecla's operations, resulting in lower sales and gross profit compared to a year ago. Sales declined from $36.7 million to $24.4 million and gross profit went from $13.4 million to $5.5 million. Operating income fell from $6.9 million to an operating loss of $3.3 million.
    Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr., said, "Hecla is currently in a period of transition, and this impacts current production and earnings growth in order to invest in our future. At La Camorra, our Venezuelan gold mine, we are continuing construction of a production shaft that is anticipated to lower our costs of production. We expect it to be in service, on schedule, by the end of the second quarter. At the Lucky Friday silver mine in Idaho, we anticipate the development of the 5900 level to be completed by early 2006. This investment is expected to yield several benefits, including doubling production to about 4 million ounces in 2006, lowering the operating costs, and extending the mine life at least into the next decade."
    Baker said Hecla also anticipates spending more than $23 million this year in exploration and pre-development expenses, with capital expenditures estimated to range between $40 million to $47 million. He said, "Hecla has several, very exciting exploration opportunities that we are actively pursuing in our five world-class mining districts. The capital expenditures represent sustaining capital at our existing operations and expansion capital for shaft construction at La Camorra, equipment and development at Mina Isidora and development at Lucky Friday. I'm confident that this paves the way for future growth in low-cost production of silver and gold and improved operating and financial results, as our current investments in time and money begin to return their anticipated benefits. We are on track to achieve our estimated 6 million to 7 million ounces of silver production and approximately 190,000 ounces of gold production this year, both at costs well below the industry average."

    FIRST QUARTER 2005 HIGHLIGHTS

    -- Construction of a new shaft at La Camorra continued on schedule and is expected to be in service by the end of the second quarter of 2005

    -- Development of the Mina Isidora gold mine continued on schedule and is expected to be fully operational in 2006

    -- Expansion of Lucky Friday continued on schedule, and is anticipated to double silver production to 4 million ounces annually in 2006, with lower production costs

    -- Underground ramp excavation has advanced approximately 1,000 feet at the Hollister Development Block

    -- 4% increase in the average price of silver and 13% increase in the realized price of gold compared to the first quarter of 2004

    --  Strong balance sheet with cash, cash equivalents and
        investments totaling $63.4 million and no debt at March 31,
        2005

    -- Increased silver production at Lucky Friday and Greens Creek compared to the same period last year

    -- $4.9 million spent on exploration and pre-development expense compared to $2.7 million in the comparable quarter a year ago

    OPERATIONS

    SILVER

    In the first quarter, Hecla produced 1.4 million ounces of silver, compared to 2.1 million ounces in the first quarter last year, at an average total cash cost per ounce of $2.60, compared to an average total cash cost per ounce a year ago of $1.43. Increased costs and decreased production of silver, compared to the first quarter of 2004, primarily resulted from the strike at the mill in Velardena, Mexico, which processes the ore from Hecla's San Sebastian mine in the State of Durango. In an illegal action, union members who are not employees of the company have blocked access to the San Sebastian mine, preventing miners from continuing their work. Mine workers at San Sebastian are not unionized. The State of Durango has filed criminal charges against several of the union leaders. As a result of the strike, there was no ore processed at San Sebastian during the first quarter of 2005, compared to almost 40,000 tons milled containing 857,000 ounces of silver and 11,000 ounces of gold during the first quarter of 2004.
    The company is nearing the end of the known resources at the San Sebastian mine. Mining was suspended at the end of the first quarter on the Francine vein, as planned, and the company had anticipated suspension of mining on the Don Sergio vein in mid-2005, until a new deposit is identified and developed. With the ore stockpiled on the surface, San Sebastian should produce approximately 600,000 ounces of silver and 20,000 ounces of gold this year, when the strike is resolved. There is no estimate as to when this will occur.
    During the first quarter of 2005, the Lucky Friday mine in northern Idaho, operated by Hecla since 1958, produced 521,392 ounces of silver compared with 483,418 ounces a year ago. The average total cash costs per silver ounce produced during the first quarter of 2005 decreased to $5.26, compared to $5.44 per ounce a year ago, primarily due to strong by-product credits from increased lead and zinc prices. Costs have risen as mining depths have increased and will remain more costly until the new access is completed on the 5900 level. By mid-year, miners should be drifting on the new vein with full production from the 5900 level by early 2006, at which time cash costs are expected to decrease by as much as $1 per ounce. Lucky Friday's total silver production for 2005 is forecasted to be approximately 3 million ounces.
    The Greens Creek mine, located near Juneau, Alaska, produced 896,871 ounces of silver and approximately 6,200 ounces of gold for Hecla's account during the first quarter of 2005, compared to 744,967 ounces of silver and 6,743 ounces of gold during the first quarter of last year. Silver production increased as a result of higher silver ore grades. The average total cash cost in the first quarter of 2005 was $1.05 per ounce of silver, higher than the $0.98 per ounce in the first quarter of 2004, partially due to the impact of higher diesel costs. Hecla holds an approximate 30% interest in the operation, a joint venture with Kennecott Greens Creek Mining Company, a subsidiary of Rio Tinto. During 2005, Hecla's share of production is expected to total approximately 3 million ounces of silver and 25,000 ounces of gold.

    GOLD

    Hecla produced 28,122 ounces of primary and by-product gold in the first quarter of 2005, compared with 55,817 ounces of gold produced in the comparable quarter a year ago. Of the total produced this year, 21,860 ounces were mined from the La Camorra unit in eastern Venezuela at an average total cash cost of $294 per ounce. Production declined and costs rose primarily due to a 47% decline in the gold ore grade, which fell from 0.84 ounce of gold per ton a year ago to 0.45 ounce of gold per ton in the first quarter of this year. Ore grades are anticipated to increase later in the year, as higher-grade areas of the mine are developed. The ore at the underground La Camorra mine is accessed through a decline ramp, and as mining depths have increased, so have haul times and production costs. To offset these higher costs associated with the deepening of the mine, Hecla began construction of a 2,000-foot production and ventilation shaft in 2004, which should reduce costs in the second half of the year. In addition to the production from the La Camorra mine, production is anticipated from Mina Isidora later this year, with total gold production from the La Camorra unit estimated at approximately 140,000 ounces in 2005.
    Mina Isidora, a new gold operation within the La Camorra unit that Hecla is developing in the El Callao gold district about 70 miles north of the La Camorra mine, is on schedule to reach full production in 2006, although there is some production expected in the second half of this year. Mina Isidora contains approximately 350,000 ounces of proven and probable gold reserves with an average grade of one ounce per ton. The deposit remains open at depth.
    In Venezuela, regulations continue to be developed on foreign currency requirements. Hecla is monitoring and evaluating the impact of these changes.

    EXPLORATION

    Hecla spent $4.9 million on exploration and pre-development in the first quarter of the year, an 82% percent increase over the same period a year ago, and is targeting total exploration and pre-development spending for 2005 of approximately $23 million, a 15% increase over the full year 2004.

    VENEZUELA EXPLORATION

    In the first quarter of 2005, exploration drilling in Venezuela focused on expanding the reserve at Mina Isidora and testing the Chile East zone - all on the Block B property near El Callao - and testing the resource limits at depth at the La Camorra mine and the Isbelia structure.
    At Mina Isidora, during the first quarter of 2005, a surface in-fill drilling program of the S vein was started with the objective of reducing the spacing between drill holes to upgrade inferred resources to indicated resources. A total of 17 holes has been completed. The definition drilling on the S vein is showing that tight drill spacing will be required to define the mineralization. The high-grade results of 1,217 grams per tonne (35.5 ounces per ton) over
0.76 meter returned from a hole which was drilled in an area of marginal mineralization demonstrate that there is still potential to outline additional reserves with further drilling.
    To the east of Mina Isidora, drilling commenced on the Chile East prospect to follow up on a number of ore-grade intercepts obtained from a drill program in 2004, which returned values of up to 15 grams of gold per tonne over 6.71 meters from a potential ore shoot under the old Chile mine. Four holes have been completed and all encountered the structure, with two of the four intercepts having significant quartz, carbonate, sericite and pyrite that are generally indicative of economic ore grade. One hole has returned assays of 11.9 grams per tonne of gold over 2.3 meters, and assays are pending for the other hole.
    The Twin Conductora structure is a newly identified shear zone within the Block B exploration property, which was discovered by drilling in the second quarter of 2004. The Twin/Conductora structure is host to a large mineralized zone with a minimum strike length of 1,700 meters and a minimum vertical extent of 400 meters, with values ranging from 3 grams per tonne to over 42 grams per tonne and widths from 1 meter to over 20 meters. Detailed geological work continued in January that has identified three styles of gold mineralization within the Twin Conductora mineralized zone. Further drilling is planned for the second quarter to further expand the mineralized structure, which is open down dip and down plunge to the east. Generative work continues on Block B with the aim of outlining additional priority targets that will be drill tested later this year.
    At the La Camorra mine, the deep directional drilling program continued in the first quarter 2005. Results from three holes completed along strike immediately to the east of the Main zone were not encouraging. However, the deep directional drilling program is continuing with additional drilling planned to test the down dip extension of both the Main zone and Betzy zone at the 800- and 1000-meter elevations, to follow up on ore-grade drill intercepts of 11 grams per tonne of gold over two meters obtained in two previous holes.
    The Isbelia structure lies 700 meters to the north of the La Camorra Main zone. During the first quarter of 2005, data were compiled and a drill program started in April to test the Isbelia structure and adjacent parallel structures, which lie between the Isbelia vein and the Main zone.

    MEXICO EXPLORATION

    In Mexico, drilling continued during the first quarter of 2005 to expand a new silver resource deeper on the Francine vein, referred to as the Hugh zone, with the completion of eight additional holes. The drilling indicates that the Hugh zone resource is growing in the western resource block area and is open along strike and dip.
    Hecla acquired the La Roca concession in January 2005, giving the company the mineral rights to a historic mining district lying northeast of San Sebastian with potential for both silver and gold. This important acquisition completes Hecla's land position in the area as the La Roca concession is surrounded by other Hecla concessions in the area. Soil sampling was completed during the first quarter, and the soil geochemistry results will be used to define the targets for trenching and drilling later this year.
    Work is on schedule to complete a feasibility study in the third quarter of 2005 on the potential surface heap leach gold operation at Noche Buena in northern Mexico where the current resource has been estimated at 9.3 million tons at a grade of 0.03 ounce of gold per ton.

    UNITED STATES EXPLORATION

    At the Lucky Friday silver mine, the 2005 exploration diamond drilling program began in early March to test the easterly projection of the deposit, where exploration drilling last year led to a 12.5% increase in the strike length of the silver deposit on the mine's 5900 level. Two holes have been completed, both of which have intersected a mineralized zone 800 feet and 1,350 feet to the east of the deposit. No mineable veins were identified; however, spot assays reached as high as 18.9 ounces of silver per ton over a core length of 0.2 feet with local lead assays of over 10% for a 0.3-foot core interval. The best composite interval was 10.9 feet of core length averaging 3 ounces per ton of silver, 3.4% lead and 0.8% zinc. These results are very encouraging, indicating that the mineralized system continues for some distance to the east. Additional drilling is planned to test the potential easterly extension of the deposit and to test the deposit at depth, as well as other targets on the property.
    At Greens Creek, underground drilling continued in the first quarter to the west of the Gallagher fault. Drilling in 2003 revealed the existence of prospective argillite/phyllite contacts as well as massive sulfide mineralization on the west side across the Gallagher fault. Additional drilling was carried out in 2004 and early 2005. To date, 51 exploration drill holes have been completed through the Gallagher fault, with 27 of those holes intercepting various amounts of white baritic, white carbonate and massive sulfide lithologies similar to ore currently mined at Greens Creek. Current drilling indicates the presence of at least two mineralized zones dipping shallowly to the southwest. However, true thicknesses of the mineralization are still unknown, and the zones are still open to the west and south. The most significant mineralized intercepts to date include 90 feet of continuous massive sulfide mineralization in one hole, with composite grades of 0.15 ounce per ton of gold, 4.8 ounces per ton of silver, 6.8% lead, and 20.5% zinc; 108.8 feet of continuous massive sulfide, white carbonate and white baritic mineralization in another hole, with composite grades of 0.26 ounce per ton of gold, 3.2 ounces per ton of silver, 4.6% lead, and 11.5% zinc. Other significant intercepts include 52 feet of massive sulfide and white carbonate mineralization in a third hole, with composite grades of 0.2 ounce per ton of gold, 10.3 ounces per ton of silver, 5% lead, and 11.3% zinc; and 12.7 feet of massive sulfide and mineralized argillite mineralization in a fourth hole, with composite grades of 0.05 ounce per ton of gold, 41.7 ounces per ton of silver, 3.9% lead, and 7.6% zinc. All composites are length-weighted, and intercept lengths indicate apparent thickness only.
    At the Hollister Development Block project in northern Nevada, Hecla continues advancing the exploration decline ramp. Current advance is estimated at approximately 1,000 feet, with another 2,000 feet to go before exploration drilling can begin. A total of 5,600 feet of exploration development is planned for phase one of the project. Although Hecla has asked for a court opinion clarifying certain items in the earn-in agreement with its project participant, Great Basin Gold, Hecla is moving full speed ahead with the development and exploration of the Hollister property.
    Baker said, "Overall, our exploration results so far from these many properties are very successful. We are particularly pleased with progress on Block B in Venezuela, where we are encountering gold mineralization on multiple fronts. This type of program takes time and investment, but the eventual returns can be great. Because all of our exploration properties are at or near existing operations, our chances for success are very high."

    OTHER

    In the first quarter, Hecla declared a dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred stock. The cash dividend, totaling approximately $138,000, was paid on April 1, 2005. There are 157,816 shares of the Preferred B stock outstanding.
    Former U.S. Congressman, George R. Nethercutt, Jr., was named to Hecla's board of directors on February 25, 2005, replacing Joe Coors, Jr., who retired from the board in February. Nethercutt was a member of the U.S. House of Representatives from 1995 to 2005, from the State of Washington. He is currently a principal with the strategic planning and consulting firm of Lundquist, Nethercutt & Griles, LLC in Washington, D.C.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY

   (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                                               First Quarter Ended

HIGHLIGHTS                                        Mar. 31,   Mar. 31,
                                                   2005       2004
FINANCIAL DATA
----------------------------------------------------------------------
Sales of products                               $   24,434 $   36,650
Gross profit                                         5,465     13,409
Income (loss) from operations                       (3,275)     6,857
Net income (loss)                                   (3,296)     6,180
Loss applicable to common shareholders              (3,434)    (5,008)
Basic loss per common share                          (0.03)     (0.04)

Cash flow provided by (used in) operating
 activities                                         (7,123)     4,909

SALES OF PRODUCTS
----------------------------------------------------------------------
Silver operations (1)                           $   14,744 $   24,895
Gold operations                                      9,690     11,755
                                                 ---------- ----------

  Total sales                                   $   24,434 $   36,650

GROSS PROFIT
----------------------------------------------------------------------
Silver operations (1)                           $    3,162 $    9,575
Gold operations                                      2,303      3,834
                                                 ---------- ----------
  Total gross profit                            $    5,465 $   13,409

PRODUCTION SUMMARY - TOTALS
----------------------------------------------------------------------
Silver - Ounces                                  1,418,263  2,085,485
Gold - Ounces                                       28,122     55,817
Lead - Tons                                          4,896      4,560
Zinc - Tons                                          5,946      6,072
Average cost per ounce of silver produced (1):
  Cash operating costs ($/oz.)                        2.49       1.19
  Total cash costs ($/oz.) (2)                        2.60       1.43
  Total production costs ($/oz.)                      4.12       2.93
Average cost per ounce of gold produced (3):
  Cash operating costs ($/oz.)                         285        141
  Total cash costs ($/oz.) (2)                         294        141
  Total production costs ($/oz.)                       358        233

AVERAGE METAL PRICES
----------------------------------------------------------------------
Silver - Handy & Harman ($/oz.)                       7.00       6.71
Gold - Realized ($/oz.)                                429        379
Gold - London Final ($/oz.)                            427        408
Lead - LME Cash (cents/pound)                         44.4       38.3
Zinc - LME Cash (cents/pound)                         59.7       48.5

(1) Includes gold produced at silver properties, which is treated as a by-product credit in the calculation of silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) on the cash costs per ounce reconciliation section.

(3) For the quarter ended March 31, 2005, this includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
      (dollars and shares in thousands, except per share amounts
                             - unaudited)


                                                      First Quarter
                                                          Ended
                                                    Mar. 31,  Mar. 31,
                                                     2005      2004
                                                   --------- ---------

Sales of products                                  $ 24,434  $ 36,650
                                                    --------  --------
Cost of sales and other direct production costs      15,143    16,848
Depreciation, depletion and amortization              3,826     6,393
                                                    --------  --------
                                                     18,969    23,241
                                                    --------  --------
Gross profit                                          5,465    13,409
                                                    --------  --------

Other operating expenses:
  General and administrative                          2,642     1,779
  Exploration                                         2,792     2,414
  Pre-development expenses                            2,134       296
  Depreciation and amortization                         146        75
  Other operating expenses                              692     1,210
  Provision for closed operations and
   environmental matters                                334       778
                                                    --------  --------
                                                      8,740     6,552
                                                    --------  --------
Income (loss) from operations                        (3,275)    6,857
                                                    --------  --------

Other income (expense):
  Interest income                                       430       387
  Interest expense                                      (33)     (198)
                                                    --------  --------
                                                        397       189
                                                    --------  --------
Income (loss) from operations, before income taxes   (2,878)    7,046
Income tax provision                                   (418)     (866)
                                                    --------  --------

Net income (loss)                                    (3,296)    6,180
Preferred stock dividends (1)                          (138)  (11,188)
                                                    --------  --------

Loss applicable to common shareholders             $ (3,434) $ (5,008)
                                                    ========  ========

Basic and diluted loss per common share after
 preferred stock dividends (2)                     $  (0.03) $  (0.04)
                                                    ========  ========

Basic and diluted weighted average number of
 common shares outstanding (2)                      118,381   117,318
                                                    ========  ========

(1) The 2004 preferred stock dividend amount includes a noncash dividend of approximately $10.9 million related to exchanges of preferred stock for common stock.

(2) For the quarters ended March 31, 2005 and 2004, 3,061,423 and 378,306 restricted stock units and various outstanding stock options to purchase shares of common stock, respectively, were antidilutive and are therefore not included in the calculation of loss per share.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                                 Mar. 31,   Dec. 31,
                                                   2005       2004

ASSETS
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                      $  15,594 $   34,460
  Short-term investments and securities held for
   sale                                             47,822     46,328
  Accounts and notes receivable                     22,555     21,936
  Inventories                                       23,945     20,250
  Other current assets                               6,839      5,607
                                                  ---------  ---------
      Total current assets                         116,755    128,581
Investments                                          2,107      1,657
Restricted cash and investments                     19,922     19,789
Properties, plants and equipment, net              120,285    114,515
Other noncurrent assets                             15,293     14,906
                                                  ---------  ---------

Total assets                                     $ 274,362 $  279,448
                                                  =========  =========

LIABILITIES
----------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses          $  15,047 $   16,042
  Accrued payroll and related benefits               9,017      9,405
  Accrued taxes                                      2,355      2,379
  Current portion of accrued reclamation and
   closure costs                                     8,721      9,237
                                                  ---------  ---------
      Total current liabilities                     35,140     37,063
Accrued reclamation and closure costs               65,792     65,951
Other noncurrent liabilities                         7,578      7,107
                                                  ---------  ---------

Total liabilities                                  108,510    110,121
                                                  ---------  ---------

SHAREHOLDERS' EQUITY
----------------------------------------------------------------------
Preferred stock                                         39         39
Common stock                                        29,600     29,588
Capital surplus                                    506,758    506,630
Accumulated deficit                               (371,266)  (367,832)
Accumulated other comprehensive income                 839      1,020
Treasury stock                                        (118)      (118)
                                                  ---------  ---------

Total shareholders' equity                         165,852    169,327
                                                  ---------  ---------

Total liabilities and shareholders' equity       $ 274,362 $  279,448
                                                  =========  =========

Common shares outstanding at end of period         118,402    118,351
                                                  =========  =========


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)
                                                      First Quarter
                                                           Ended
                                                    Mar. 31, Mar. 31,
                                                       2005     2004


OPERATING ACTIVITIES
----------------------------------------------------------------------
Net income (loss)                                   $ (3,296)$  6,180
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization             3,972    6,468
  (Gain) loss on disposition of properties, plants
   and equipment                                          14      (24)
  Gain on sale of royalty interests                     (550)     - -
  Provision for reclamation and closure costs            253      568
  Deferred incomes taxes                                 - -      718
  Stock compensation                                     161      767
Change in assets and liabilities:
  Accounts and notes receivable                         (619)  (3,273)
  Inventories                                         (3,695)  (1,156)
  Other current and noncurrent assets                 (1,614)  (2,465)
  Accounts payable and accrued expenses                 (736)  (1,405)
  Accrued payroll and related benefits                  (575)    (344)
  Accrued taxes                                          (24)    (439)
  Accrued reclamation and closure costs and other
   noncurrent liabilities                               (414)    (686)
                                                     -------- --------
Net cash provided by (used in) operating activities   (7,123)   4,909
                                                     -------- --------

INVESTING ACTIVITIES
----------------------------------------------------------------------
Additions to properties, plants and equipment         (9,815)  (6,796)
Proceeds from disposition of properties, plants and
 equipment                                                17       55
Purchase of short-term investments                   (44,694) (71,577)
Maturities of short-term investments                  42,721   63,450
Increase in restricted investments                      (133)  (3,666)
                                                     -------- --------
Net cash used in investing activities                (11,904) (18,534)
                                                     -------- --------

FINANCING ACTIVITIES
----------------------------------------------------------------------
Common stock issued under stock option plans             161    1,312
Borrowings on debt                                       - -    2,396
Repayments of debt                                       - -   (1,714)
                                                     -------- --------
Net cash provided by financing activities                161    1,994
                                                     -------- --------

Net decrease in cash and cash equivalents            (18,866) (11,631)
Cash and cash equivalents at beginning of period      34,460   73,662
                                                     -------- --------

Cash and cash equivalents at end of period          $ 15,594 $ 62,031
                                                     ======== ========


                         HECLA MINING COMPANY
                            Production Data


                                                   First Quarter Ended
                                                   -------------------
                                                    Mar. 31, Mar. 31,
                                                      2005      2004

LA CAMORRA UNIT
----------------------------------------------------------------------
Tons of ore processed                                50,332    44,967
Days of operation                                        83        82
Mining cost per ton                                $  44.52  $  35.18
Milling cost per ton                               $  12.24  $  11.79
Ore grade milled - Gold (oz./ton)                     0.448     0.842
Gold produced (oz.)                                  21,860    37,547
Average cost per ounce of gold produced:
  Cash operating costs                             $    285  $    141
  Total cash costs (1)                             $    294  $    141
  Total production costs                           $    358  $    233
Capital additions (in thousands)                   $  7,338  $  4,969

SAN SEBASTIAN UNIT (2)
----------------------------------------------------------------------
Tons of ore processed                                   - -    39,768
Days of operation                                       - -        76
Mining cost per ton                                     - -  $  40.66
Milling cost per ton                                    - -  $  32.46
Ore grade milled - Silver (oz./ton)                     - -     24.89
Ore grade milled - Gold (oz./ton)                       - -     0.318
Silver produced (oz.)                                   - -   857,100
Gold produced (oz.)                                     - -    11,474
Average cost per ounce of silver produced (3):
  Cash operating costs                                  - -  $  (0.72)
  Total cash costs (1)                                  - -  $  (0.44)
  Total production costs                                - -  $   1.11
Capital additions (in thousands)                   $    240  $     33

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
----------------------------------------------------------------------
Tons of ore milled                                   55,045    59,755
Days of operation                                        90        91
Mining cost per ton                                $  33.38  $  27.91
Milling cost per ton                               $  20.39  $  17.21
Ore grade milled - Silver (oz./ton)                   21.42     16.69
Silver produced (oz.)                               896,871   744,967
Gold produced (oz.)                                   6,200     6,743
Lead produced (tons)                                  1,847     1,725
Zinc produced (tons)                                  5,122     5,437
Average cost per ounce of silver produced (3):
  Cash operating costs                             $   0.87  $   0.64
  Total cash costs (1)                             $   1.05  $   0.98
  Total production costs                           $   3.35  $   3.39
Capital additions (in thousands)                   $    420  $    964

LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Tons of ore processed                                42,795    39,097
Days of operation                                        89        91
Mining cost per ton                                $  66.77  $  56.01
Milling cost per ton                               $   8.21  $   6.64
Ore grade milled - Silver (oz./ton)                   12.99     13.33
Silver produced (oz.)                               521,392   483,418
Lead produced (tons)                                  3,049     2,835
Zinc produced (tons)                                    824       635
Average cost of silver produced (3):
  Cash operating costs                             $   5.26  $   5.41
  Total cash costs (1)                             $   5.26  $   5.44
  Total production costs                           $   5.46  $   5.46
Capital additions (in thousands)                   $  1,811  $    606

(1) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) The mill that processes San Sebastian ore was closed due to a strike by mill workers during the first quarter of 2005, making first quarter production statistics not meaningful.

(3) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                           HEDGED POSITIONS
                         As of March 31, 2005

Sold forward: 2,025 metric tons of lead @ average price of $0.35 per pound


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                                                       First Quarter
                                                            Ended
                                                      ----------------
                                                     Mar. 31, Mar. 31,
                                                       2005     2004

GOLD OPERATIONS
----------------------------------------------------------------------
Total cash costs                                     $ 6,181  $ 5,235
Divided by gold ounces produced                           21       37
                                                      -------  -------
   Total cash cost per ounce produced                $   294  $   141
                                                      =======  =======
Reconciliation to GAAP (2):
   Total cash costs                                  $ 6,181  $ 5,235
   Treatment & freight costs                            (412)    (459)
   By-product credits                                    306       65
   Change in product inventory                           (48)    (402)
   Reclamation and other costs                            31       46
                                                      -------  -------
   Costs of sales and other direct production costs
    (GAAP)                                           $ 6,058  $ 4,485
                                                      =======  =======

SILVER OPERATIONS
----------------------------------------------------------------------
Total cash costs (3)                                 $ 3,682  $ 2,982
Divided by silver ounces produced                      1,418    2,085
                                                      -------  -------
   Total cash cost per ounce produced                $  2.60  $  1.43
                                                      =======  =======
Reconciliation to GAAP:
   Total cash costs                                  $ 3,682  $ 2,982
   Treatment & freight costs                          (4,851)  (4,695)
   By-product credits                                 10,078   13,508
   Change in product inventory                          (389)     393
   Idle facility cost                                    511      - -
   Reclamation and other costs                            54      175
                                                      -------  -------
   Costs of sales and other direct production costs
    (GAAP)                                           $ 9,085  $12,363
                                                      =======  =======

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
----------------------------------------------------------------------
Total cash costs                                     $   939  $   729
Divided by silver ounces produced                        897      745
                                                      -------  -------
   Total cash cost per ounce produced                $  1.05  $  0.98
                                                      =======  =======
Reconciliation to GAAP:
   Total cash costs                                  $   939  $   729
   Treatment & freight costs                          (3,442)  (3,069)
   By-product credits                                  7,195    6,711
   Change in product inventory                           (61)     932
   Reclamation and other costs                            41       89
                                                      -------  -------
   Costs of sales and other direct production costs
    (GAAP)                                           $ 4,672  $ 5,392
                                                      =======  =======

SAN SEBASTIAN UNIT
----------------------------------------------------------------------
Total cash costs                                     $   - -  $  (376)
Divided by silver ounces produced                        - -      857
                                                      -------  -------
   Total cash cost per ounce produced                $   - -  $ (0.44)
Reconciliation to GAAP:
   Total cash costs                                  $   - -  $  (376)
   Treatment & freight costs                             - -     (462)
   By-product credits                                    - -    4,685
   Change in product inventory                           - -     (628)
   Idle facility cost                                    511      - -
   Reclamation and other costs                           - -       75
                                                      -------  -------
   Costs of sales and other direct production costs
    (GAAP)                                           $   511  $ 3,294
                                                      =======  =======

LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Total cash costs                                     $ 2,743  $ 2,629
Divided by silver ounces produced                        521      483
                                                      -------  -------
   Total cash cost per ounce produced                $  5.26  $  5.44
                                                      =======  =======
Reconciliation to GAAP:
   Total cash costs                                  $ 2,743  $ 2,629
   Treatment & freight costs                          (1,409)  (1,164)
   By-product credits                                  2,883    2,112
   Change in product inventory                          (328)      89
   Reclamation and other costs                            13       11
                                                      -------  -------
   Costs of sales and other direct production costs
    (GAAP)                                           $ 3,902  $ 3,677
                                                      =======  =======

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of cash flow generation at each location and on a consolidated basis, as well as a meaningful basis to compare our results to those of other mining companies and other mining operating properties. Cost of sales and other direct production costs, which excludes depreciation, depletion, and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. Total cash cost per ounce provides investors and management with a consistent measure of cash flows generated by operations, and is in frequent use by publicly traded precious metals mining companies. "Total cash cost per ounce" is a measure developed by gold mining companies in conjunction with the Gold Institute in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and our Block B concessions only. During the quarters ended March 31, 2005 and 2004, gold produced from third-party mining operations located near the La Camorra mine and Block B concessions was treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) The mill that processes San Sebastian ore was closed due to a strike by mill workers during the first quarter of 2005, making first quarter production statistics not meaningful, including total cash cost per ounce produced. During the first quarter of 2005, cost of sales and other direct production costs of $511,000 are not included in the determination of total cash costs for silver operations.

    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100
             Fax: 208-769-7612